Independent Auditors Report
The Board of Directors and Stockholders
Skis Rossignol S.A.:
We have audited the accompanying consolidated balance sheets of Skis Rossignol S.A. and subsidiaries as of March 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of certain consolidated companies, which statements reflect total assets constituting 23 percent and 18 percent and total revenues constituting 34 percent and 33 percent after elimination of intercompany balances and sales, in 2005 and 2004, respectively, of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for these companies, is based solely on the reports of the other auditors.
We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Skis Rossignol S.A. and subsidiaries as of March 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Lyon, July 5, 2005
KPMG Audit
A division of KPMG S.A.
/s/ Alain Feuillet

Skis Rossignol S.A. consolidated balance sheets

	March 31,

(in thousands, except share amounts)	2005	2004

Assets
Current assets:
Cash and cash equivalents	€52,318	€42,181
Trade accounts receivable, net — Note 3	108,451	98,966
Other receivables	10,191	9,845
Inventories — Note 4	119,215	111,557
Deferred income taxes — Note 13	1,810	4,823
Prepaid expenses and other current assets	7,142	11,552

Total current assets	299,127	278,924
Property, plant and equipment, net — Note 5	67,082	68,601
Intangible assets, net — Notes 2 and 6	13,934	14,472
Goodwill — Notes 2, 6 and 15	2,025	2,220
Deferred income taxes — Note 13	–	3,631
Other assets	2,384	2,147

Total assets	€384,552	€369,995

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings — Note 7	€85,332	€81,176
Accounts payable	67,405	62,697
Accrued liabilities — Note 8	44,578	39,870
Current portion of long-term debt — Note 7	53,031	28,360
Deferred income taxes — Note 13	132	3,330
Income taxes payable — Note 13	3,189	1,818

Total current liabilities	253,667	217,251
Long-term debt, less current portion — Note 7	53,002	53,923
Deferred income taxes	2,617	2,617

Total liabilities	309,286	273,791

Minority interest	11,195	9,880

Commitments and contingencies — Note 9
Stockholders’ equity — Note 10:
Common stock, issued shares — 12,448,064	49,792	49,792
Additional paid-in capital	2,309	1,994
Treasury stock, 383,631 (2005) and 870,774 (2004)	(5,321)	(13,038)
Retained earnings	23,978	52,363
Accumulated other comprehensive income — Note 11	(6,687)	(4,787)

Total stockholders’ equity	64,071	86,324

Total liabilities and stockholders’ equity	€384,552	€369,995

See notes to consolidated financial statements.

Skis Rossignol S.A. consolidated statements of operations

	Years ended
	March 31,

(in thousands, except per share amounts)	2005	2004

Revenues, net	€467,507	€457,013
Cost of goods sold	260,637	252,895

Gross profit	206,870	204,118
Selling, general and administrative expense	209,056	198,848

Operating (loss) income	(2,186)	5,270
Interest expense, net	7,317	6,626
Foreign currency loss (gain)	2,070	(1,996)

(Loss) Income before provision for income taxes and minority interest	(11,573)	640
Provision for income taxes — Note 13	9,160	2,106
Minority interest	2,214	2,067

Net loss	€(22,947)	€(3,533)

Net loss per share — Note 1	€(1.96)	€(0.31)

Weighted average common shares outstanding — Note 1	11,719	11,578

Skis Rossignol S.A. Consolidated statements of comprehensive loss

	Years ended March 31,

(in thousands)	2005	2004

Net loss	€(22,947)	€(3,533)
Other comprehensive loss:
Foreign currency translation adjustment	(1,900)	(2,909)

Comprehensive loss	€(24,847)	€(6,442)

See notes to consolidated financial statements.

Skis Rossignol S.A.
consolidated statements of stockholders’ equity

						Accumulated
	Common stock		Additional			other	Total
Years ended March 31, 2005 and 2004			paid-in	Treasury	Retained	comprehensive	stockholders’
(in thousands, except share amounts)	Shares	Amount	capital	stock	earnings	loss	equity

Balance, April 1, 2003	12,448,064	€49,792	€1,994	€(13,014)	€59,752	€(1,878)	€96,646
Shares reacquired	–	–	–	(24)	–	–	(24)
Dividends paid	–	–	–	–	(3,856)	–	(3,856)
Net loss and other comprehensive loss	–	–	–	–	(3,533)	(2,909)	(6,442)

Balance, March 31, 2004	12,448,064	49,792	1,994	(13,038)	52,363	(4,787)	86,324
Shares reissued	–	–	151	7,717	–	–	7,868
Exercise of stock options	–	–	164	–	–	–	164
Dividends paid	–	–	–	–	(5,438)	–	(5,438)
Net loss and other comprehensive loss	–	–	–	–	(22,947)	(1,900)	(24,847)

Balance, March 31, 2005	12,448,064	€49,792	€2,309	€(5,321)	€23,978	€(6,687)	€64,071

See notes to consolidated financial statements.

Skis Rossignol S.A. consolidated statements of cash flows

	Years ended
	March 31,

(in thousands)	2005	2004

Cash flows from operating activities:
Net loss	€(22,947)	€(3,533)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	19,978	22,120
Loss on disposal of fixed assets	151	351
Minority interest	2,214	2,067
Deferred income taxes	3,446	(4,456)
Changes in operating assets and liabilities, net of effects from business acquisitions:
Trade accounts receivable	(9,007)	(427)
Inventories	(9,175)	(15,411)
Accounts payable	4,003	(204)
Change in fair value of derivatives	11,709	13,623
Other	(2,910)	2,272

Net cash (used in) provided by operating activities	(2,538)	16,402

Cash flows from investing activities:
Capital expenditures	(19,980)	(16,843)
Business acquisitions, net of acquired cash — Note 2	—	(5,275)

Net cash used in investing activities	(19,980)	(22,118)

Cash flows from financing activities:
Borrowings, net of payments on lines of credit	4,156	24,407
Borrowings, net of payments on long-term debt	25,265	(252)
Treasury Stock	7,487	—
Other	201	50
Payments of dividends	(6,253)	(4,538)

Net cash provided by financing activities	30,856	19,667
Effect of exchange rate changes on cash	1,799	(3,082)

Net increase in cash and cash equivalents	10,137	10,869
Cash and cash equivalents, beginning of year	42,181	31,312

Cash and cash equivalents, end of year	€52,318	€42,181

Supplementary cash flow information:
Cash paid during the year for:
Interest	€9,258	€9,276

Income taxes	€6,669	€7,762

See notes to consolidated financial statements.

Skis Rossignol S.A. notes to consolidated financial statements
Years Ended March 31, 2005 and 2004

Note 1—	significant accounting policies
Company business
Skis Rossignol S.A. (“Rossignol” or “Company”) is a French limited liability company (“Societe Anonyme”) organized in accordance with the laws of the Republic of France. Rossignol, together with its consolidated subsidiaries (the “Rossignol Group”) designs, produces and distributes a full range of winter sports and golf equipment, apparel, accessories and related products. Its winter sports Rossignol, Dynastar, Lange, Look, Kerma and Hammer brands have a long history in ski racing and are renowned for technical expertise on the mountain, while its golf equipment brands, Cleveland and Never Compromise, are also associated with success at the highest level of competition. Rossignol offers products for alpine skiing, cross-country skiing and snowboarding, including skis, snowboards, bindings, boots, poles, apparel and related accessories. Rossignol is one of the world’s leading manufacturers of alpine skis and other winter sports equipment. Rossignol operates in the golf industry through a majority-owned subsidiary, Cleveland Golf. Rossignol generates revenues primarily in Europe and the United States, with its products sold mainly in ski shops, sporting goods stores and golf shops.
The Company competes in markets that are highly competitive. The Company’s ability to evaluate and respond to changing consumer demands and tastes is critical to its success. The Company believes that consumer acceptance depends on product, image, design, fit and quality. Consequently, the Company has developed an experienced team of researchers, designers, merchandisers, engineers, technicians, and contractors that it believes has helped it remain in the forefront of the market needs. The Company believes, however, that its continued success will depend on its ability to promote its image and to design products acceptable to the marketplace.
Basis of presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.
Principles of consolidation
The accompanying consolidated financial statements include the accounts of Rossignol and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.
The closing date for all companies is March 31, except Roger Cleveland Golf Company, Inc. which is December 31. Roger Cleveland Golf Company is consolidated on a 90 day lag. For Roger Cleveland Golf Company, intercompany balances and transactions were eliminated as of December 31. Due to the seasonal increase in working capital needs, the affiliate balance from Roger Cleveland Golf Company at March 31, 2005 has increased significantly since Roger Cleveland Golf Company’s year end of December 31, 2004; the increased amounts due from Cleveland Golf are not eliminated in consolidation, and are classified as cash and cash equivalents. They amounted to € 18.3 million at March 31, 2005 and € 7.4 million at March 31, 2004.

Related parties
Ski Expansion S.C.A., which hold 38.3% of the Company’s shares on May 31, 2005, provides management and technical assistance to the Company. Rossignol paid approximately €1.3 million and €1.6 million in 2005 and 2004 respectively for these services.
There were no amounts payable to related parties on March 31, 2005 and 2004.
Cash and cash equivalents
The Company considers all highly liquid financial instruments purchased with original maturities of three months or less to be cash equivalents.
Accounts receivable
The Company’s Japanese subsidiary GRKK has entered into an agreement to transfer for cash at a discount eligible customer notes receivable to third parties (bank). GRKK does not retain the control nor the credit risk of the transferred notes receivable. The transfer is accounted for as a sale. The value of the notes receivable sold to the banks and not yet collected at March 31, 2005 amounts to €4.2 million at March 31, 2005 (€0 at March 31, 2004)
Inventories
Inventories are valued at the lower of cost (first-in, first-out) or market. Management regularly reviews the inventory quantities on hand and adjusts inventory values for excess and obsolete inventory based primarily on estimated forecasts of product demand and market value.
Property, plant and equipment
Furniture, computer equipment, other equipment and buildings are recorded at cost and depreciated principally on a straight-line basis over their estimated useful lives. Major improvements to leased facilities and equipments are capitalized, while repairs and maintenance expenditures are expensed as incurred. The useful lives are as follows:

•	Buildings: 20 to 35 years,

•	Improvements to land and buildings: 5 to 10 years,

•	Technical facilities, machinery and equipment: 3 to 8 years,

•	Office equipment and furniture: 3 to 12 years, and

•	Transportation equipment: 3 to 7 years.
Assets held under capital lease arrangements are depreciated over their estimated useful lives or the related lease term, whichever is shorter.
Long-lived assets
The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. In accordance with SFAS No. 144, management assesses potential impairments of its long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable. An impairment loss would be recognized when the carrying value exceeds the undiscounted future cash flows estimated to result from the use and eventual disposition of the asset. Any impairment loss is measured as the excess of the book value over the fair value of the long-lived asset.
Goodwill and intangible assets
The Company accounts for goodwill and intangible assets in accordance with SFAS No. 142, “Goodwill and Intangible Assets.” Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are tested for impairment annually and also in the event of an impairment indicator. The Company determined that no impairment loss was necessary. Any subsequent impairment losses will be reflected in operating income. Under SFAS No. 142, the Company does not amortize goodwill or certain trademarks that are determined to have an indefinite life.
Intangible assets consist primarily of non-amortizing trademarks, amortizing tradenames and trademarks which are amortized over 15 years and of customer relationships which are amortized over 10 years.
Revenue recognition
Sales are recognized upon the transfer of title and risk of ownership to customers. The Company classifies sales rebates and promotional allowances as reduction of revenues, and noncash sales rebates and promotional allowances (“free products”) as cost of sales. Allowances for bad debts are reported as a component of selling, general and administrative expense. As a general rule, the Company does not grant rights of return on products sold. Under exceptional circumstances, such as bad snow conditions, the Company may accept certain products to be returned. In such instances, the returns are reserved for in the period the exceptional circumstances arise. There was no reserve for returns at March 31, 2005 and 2004.
Warranties
The Company generally provides a one-year limited warranty against manufacturer’s defects on its products. The Company’s standard warranty requires the Company to repair or replace the defective product returned to the Company during such warranty period. The Company’s policy is to accrue the estimated cost of warranty expense at the time the sale is recorded. In estimating its future warranty obligations, the Company considers various relevant factors, including the Company’s warranty policies and practices, the historical frequency of claims, and the cost to replace or repair its products under warranty. A reserve for warranty and product liability expense is included in accrued liabilities. The following table provides the changes in the Company’s product warranties:

	For the year
	ended March 31,

(in thousands)	2005	2004

Beginning of the period	€1,744	€1,341
Liabilities accrued for warranties issued during the period	3,596	3,971
Warranty claims paid during the period	(3,841)	(3,568)

End of the period	€1,499	€1,744

Advertising and promotion
The Company’s promotion and advertising efforts include athlete sponsorships, support of major sporting contests, magazine and television advertisements, retail signage, co-branded products, onsite ski and snowboard tests and other events. For the fiscal years ended March 31, 2005 and 2004, these expenses totaled €67.8 million and €63.4 million, respectively. Advertising costs, including production costs, are expensed when incurred.
Stock-based compensation
The Company applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its stock option plans. Compensation expense related to stock options for the fiscal year ended March 31, 2005 was €0.2 million. Net loss per share for the fiscal year ended March 31, 2005 would have been €0.02 greater had the Company accounted for stock options using the fair value method as promulgated by Statement of Financial Accountings Standards No. 123.
Interest Income
Interest income amounted to €0.6 million in fiscal 2005 and fiscal 2004. Interest income is netted against interest expense.
Research and development
Included in selling, general, and administrative expenses are research and developments costs of the Company of approximately €12.8 million and €12.4 million for the fiscal years ended March 31, 2005 and 2004, respectively. Patent and trademark expenses are also included in selling, general, and administrative expenses and amounted to approximately €3.4 million and €2.8 million for the fiscal years ended March 31, 2005 and 2004, respectively.
Income taxes
The Company accounts for income taxes using the asset and liability approach as promulgated by SFAS No. 109, “Accounting for Income Taxes”. Deferred income tax assets and liabilities are established for temporary differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities at tax rates expected to be in effect when such assets or liabilities are realized or settled. Deferred income tax assets are reduced by a valuation allowance if, in the judgment of the Company’s management, it is more likely than not that such assets will not be realized.
Net income per share
The Company reports basic earnings per share (“EPS”). Basic EPS is based on the weighted average number of shares outstanding during the periods. Outstanding stock options had no dilutive effect on EPS for the fiscal years ended March 31, 2004 and 2005 and, accordingly, diluted EPS is not presented.
Foreign currency and derivatives
The Company’s primary functional currency is the Euro, while U.S. subsidiaries function in U.S. dollars, and the Japanese subsidiary functions in Japanese Yen. Assets and liabilities of the Company denominated in currencies other than the euro are translated into euros at the rate of exchange on the balance sheet date. Revenues and expenses are translated using the average exchange rate for the period. Foreign exchange differences arising on conversion are recognized directly in equity.
Transactions denominated in foreign currency are converted to the euro at the foreign exchange rate in effect at the date of the transaction.
Derivative financial instruments are recognized as either assets or liabilities in the balance sheet and are measured at fair value. The Company’s derivative financial instruments principally consist of foreign currency exchange contracts and interest rate swaps, which the Company uses to manage its exposure to the risk of foreign currency exchange rates and variable interest rates. The Company’s objectives are to reduce the volatility of earnings and cash flows associated with changes in foreign currency exchange and interest rates. While the Company does not enter into derivative financial instruments for speculative or trading purposes, it did not meet the documentation requirements of Statement of Financial Accounting Standards No. 133 for hedge accounting, and, accordingly, all changes in fair value have been recognized in earnings.
Comprehensive income
Comprehensive income includes all changes in stockholders’ equity except those resulting from investments by, and distributions to, stockholders. Accordingly, the Company’s Consolidated Statements of Comprehensive Income include net income and foreign currency adjustments that arise from the translation of the financial statements of foreign subsidiaries into euros.
Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Fair value of financial instruments
The carrying value of the Company’s trade accounts receivable and accounts payable approximates their fair value due to their short-term nature. The carrying value of the Company’s lines of credit and long-term debt approximates its fair value as these borrowings consist primarily of a series of notes at variable interest rates.

Note 2—	acquisitions
In June 2003, the Company acquired substantially all assets and assumed certain liabilities of Never Compromise, Inc. for approximately €5,094,000 in cash. Never Compromise, Inc. designs and manufactures a premium line of putters bearing the Never Compromise brand name and trademarked Black/ Gray/ Black color scheme. The acquisition enabled the Company to immediately enter the premium putter market. Of the cash paid, approximately €4,474,000 was deposited to an escrow account to pay certain liabilities and to secure certain indemnification obligations of the selling shareholders. As of December 31, 2004, no adjustments have been made to the purchase price and approximately €121,400 remained in escrow.

The acquisition has been accounted for under the purchase method of accounting. The purchase price, which included €180,600 of direct acquisition costs, was allocated to the estimated fair value of assets and liabilities assumed as follows:

Accounts receivable	€245,600
Inventories	179,400
Equipment	62,000
Identified intangible assets	2,931,200
Goodwill	1,906,500
Assumed liabilities	(50,100)

€5,274,600

The amount classified as goodwill is deductible for tax purposes. The results of Never Compromise, Inc. operations are included in the accompanying statements of operations and comprehensive income from the date of acquisition.

Note 3—	allowance for doubtful accounts
The allowance for doubtful accounts, which includes bad debts and allowances, consists of the following:

	March 31,

(in thousands)	2005	2004

Balance, beginning of year	€4,580	€4,813
Provision for doubtful accounts	2,989	2,673
Deductions	(2,145)	(2,906)

Balance, end of year	€5,424	€4,580

The provision for doubtful accounts represents charges to selling, general and administrative expense for estimated bad debts.

Note 4—	inventories
Profits on inventories acquired from within the Company are eliminated. The breakdown of inventories was as follows:

	March 31,

(in thousands)	2005	2004

Raw materials	€28,661	€26,447
Work in process	7,306	7,701
Finished goods	83,248	77,409

	€119,215	€111,557

Note 5— property, plant and equipment
Property, plant and equipment consists of the following:

	March 31,

(in thousands)	2005	2004

Furniture and other equipment	€23,190	€26,622
Industrial equipment and machinery	170,764	166,828
Land	5,478	5,410
Buildings	70,944	67,695

	270,376	266,555
Accumulated depreciation and amortization	(203,294)	(197,954)

	€67,082	€68,601

Depreciation expense was €19.0 million and €20.9 million for the years ended March 31, 2005 and 2004, respectively.
Note 6— intangible assets and goodwill
A summary of intangible assets is as follows:

	March 31,

	2005			2004

	Gross	Accumulated	Net book	Gross	Accumulated	Net book
(in thousands)	amount	amortization	value	amount	amortization	value

Goodwill	€2,025	€–	€2,025	€2,220	€–	€2,220
Amortizable licenses	13,180	(11,689)	1,491	12,719	(10,994)	1,725
Other intangibles	2,781	(1,637)	1,144	2,701	(1,554)	1,147
Amortizable trademarks(1)	2,391	(239)	2,152	2,538	(85)	2,453
Non amortizable trademarks(2)	9,147		9,147	9,147		9,147

	€29,524	€(13,565)	€15,959	€29,325	€(12,633)	€16,692

(1) The Never Compromise trademark is amortized over 15 years.
(2) Represents Look and Lange trademarks.
Goodwill mainly relates to the acquisition of Never Compromise in June 2003. There were no acquisitions in fiscal year 2005.
Amortizable licenses consist of software. Other amortized intangibles are principally made up of patents related to alpine bindings, ski boots and golf. Trademarks include the Look, Lange and Never Compromise brand names. Amortization of intangible assets and licenses amounted to €1.0 million and €1.2 million for the years ended March 31, 2005 and March 31, 2004, respectively.

Note 7— lines of credit and long-term debt
A summary of lines of credit and long-term debt is as follows (in thousands):

March 31,
2005

Term loans	€101,015
Obligations under capital leases	4,785
Other borrowings	233
Short term lines of credit	85,332

Total	€191,365

Principal repayments are due as follows:

Fiscal year ending March 31 (in thousands):

2006	€138,363
2007	25,884
2008	15,058
2009	9,659
2010	2,401
Thereafter	–

€191,365

March 31,
Breakdown by currency (in thousands):	2005

Liabilities in EUR	€130,933
Liabilities in USD	44,742
Liabilities in CAD	5,267
Liabilities in CHF	521
Liabilities in JPY	9,902

Total	€191,365

Breakdown by type of rate (euros in thousands):	Average rate

Fixed rate	from 3.75% to 6.65%	€22,265
Variable rate	principally three-month Euribor plus 0.3% to 1.1%	169,100

Total		€191,365

Breakdown by country (in thousands):

France	€107,945
Europe others	26,094
America	49,354
Japan	7,972

Total	€191,365

The debt consists of bank overdrafts primarily related to the high degree of seasonality of the businesses and confirmed unsecured bank loans, primarily at variable rates. The bank loans are repayable in monthly, quarterly, semiannual or annual installments.
The weighted average interest rate at March 31, 2005 was 3.2%, including 4.5% on fixed rate debt, and 3.0% on variable rate debt.
The long-term debt agreements contain restrictive covenants. Part of the Company’s debt is subject to early repayment provisions under the terms of these financial covenants. The main covenant provisions include compliance with certain financial ratios calculated on March 31 each year on the basis of the consolidated financial statements prepared in accordance with accounting principles generally accepted in France: net debt divided by shareholders’ equity and long-term debt divided by cash flow.
As at March 31, 2005, the Company was not able to comply with certain financial covenants and the financial institution concerned could have required the early repayment of certain long term loans. The Company received waivers from all concerned financial institutions, providing that the bank will not ask for an early repayment on March 31, 2005.
The Company borrowed €85.0 million under uncommitted lines of credit as of March 31, 2005 (€81.0 million at March 31, 2004). The lines of credit may be drawn under a variety of currencies and rate formulas. The interest rates are mainly based upon Euribor or another variable rate, plus applicable margins.
Note 8— accrued liabilities
Accrued liabilities consist of the following:

	March 31,

(in thousands)	2005	2004

Accrued employee compensation and related taxes	€24,158	€22,398
Other liabilities	20,420	17,472

	€44,578	€39,870

Note 9— commitments and contingencies
Operating leases
The Company leases certain land, buildings, manufacturing facilities and transportation and office equipment under long-term operating lease agreements. The following is a schedule of future minimum lease payments required under such leases as of March 31, 2005 (in thousands):

Year ending March 31:

2006	€2,152
2007	1,975
2008	1,894
2009	1,884
2010	1,877
Thereafter	7,679

€17,411

Total rent expense was €2.1 million and €1.3 million for the years ended March 31, 2005 and 2004, respectively.
Professional athlete sponsorships
The Company establishes relationships with professional golfers, skiers and snowboarders in order to promote its products and brands. The sponsorship agreements generally run for one to three years and include minimum annual payments, retainer fees and bonus payments. Many of these contracts provide incentives for magazine exposure and competitive victories while wearing or using the Company’s products. Such expenses are an ordinary part of the Company’s operations and are expensed as incurred. The following is a schedule of future estimated minimum payments required under such endorsement agreements as of March 31, 2005 (in thousands):

Fiscal year ending March 31:

2006	€11,700
2007	6,100
2008	3,700

€21,500

Total expenses pursuant to sponsorship agreements amounted to approximately €17.0 million and €16.0 million for each of the years ended March 31, 2005 and 2004, respectively.
Litigation
The Company is involved from time to time in legal claims involving trademark and intellectual property, licensing, employee relations and other matters incidental to its business. In the opinion of management, the resolution of any such matter currently pending will not have a material adverse effect on the Company’s financial condition or results of operations.
Indemnities and guarantees
During its normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These include (i) indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease and (ii) indemnities to vendors and service providers pertaining to claims based on the negligence or willful misconduct of the Company.

The duration of these indemnities, commitments and guarantees varies, and in certain cases, may be indefinite. The majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential for future payments the Company could be obligated to make. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets.
Note 10— stockholders’ equity
Stock options
The Company has granted stock options under six separate plans between December 20, 1999 and November 9, 2004, five of which are still outstanding at March 31, 2005. The options were granted to Management Board members and executives of the Company and several of its affiliates.
The stock option plans provide that the total option grants should not exceed 5% of the total number of shares outstanding at the date of the approval.
The stock option plans concern a total of 558,900 shares of Rossignol. The exercise price is €14.00 per share for the first plan, €16.35 per share for the second, €15.08 for the third, and €12.50 for the fourth, fifth and sixth plans. Vesting period is immediate upon grant.
Shares held in treasury were issued for the exercise of stock options in the fiscal year ended March 31, 2005.
Changes in shares under option are summarized as follows:

	Year ended March 31,

	2005		2004

		Weighted		Weighted
		average		average
	Shares	price	Shares	price

Outstanding, beginning of year	324,000	€14.84	402,000	€14.61
Granted	156,900	12.50	0	–
Exercised	(88,150)	13.54	0	–
Canceled	(52,000)	14.04	(78,000)	14.48
Outstanding, end of year	340,750	14.04	324,000	14.84
Options exercisable, end of year	340,750	14.04	324,000	14.84
Outstanding stock options at March 31, 2005 (all exercisable):

	Options outstanding			Options exercisable

		Remaining	Weighted		Remaining	Weighted
Range of		life	average		life	average
exercise prices	Shares	(years)	price	Shares	(years)	price

€12.50	196,750	3.4	€12.50	196,750	3.4	€12.50
15.08	24,000	1.1	15.08	24,000	1.1	15.08
16.35	120,000	0.6	16.35	120,000	0.6	16.35

Note 11—	accumulated other comprehensive income
Accumulated other comprehensive income (loss) consists solely of foreign currency translation adjustments.

Note 12—	licensing
Skis Rossignol S.A. has a license agreement with Jean-Charles de Castelbajac. The license agreement provides that Rossignol can sell products under the Castelbajac trademark in the territories covered by the license agreement (primarily Western Europe and North America). The first agreement expired on March 31st, 2005. Royalties were 8.0% of net sales, based on sales volume, with certain minimum requirements. A new agreement has been signed recently with Jean-Charles de Castelbajac for 5 years, expiring in March 2010. Royalties are 9.0% on net sales. Royalty expense amounted to €0.2 million and €0.1 million for the years ended March 31, 2005 and 2004, respectively.
Skis Rossignol S.A. has entered another license agreement with PUCCI. The license agreement provides that Skis Rossignol S.A. can sell products under the PUCCI trademark worldwide.
The agreement is effective April 1, 2005, and will expire in March 2010. Royalties are 10.0% on net sales.
Note 13— income taxes
The provision for income taxes is as follows:

	Year ended
	March 31,

(in thousands)	2005	2004

French income tax (benefit)
Current	€(234)	€(117)
Deferred	3,270	(3,704)

Total	3,036	(3,821)
Foreign income tax (benefit)
Current	5,948	6,679
Deferred	176	(752)

Total	6,124	5,927

Total provision for income tax	€9,160	€2,106

The Company’s foreign and domestic pretax (loss) income were (€24.4) million and €11.9 million, and (€10.3) million and €11.0 million at March 31, 2005 and 2004, respectively. The valuation allowance for deferred tax assets as of March 31, 2005 and 2004 was €16.6 million and €6.1 million, respectively. The net change in the total valuation allowance for the years ended March 31, 2005 and 2004 was an increase of €10.4 million and €0.0 million, respectively.

The tax effects of significant temporary differences composing the Company’s net deferred tax (liability) asset are as follows:

	March 31,

(in thousands)	2005	2004

Intangible assets	€(2,617)	€(2,617)
Accrued liabilities	5,657	4,388
Net operating loss carryforward	10,728	8,618
Fair value of derivatives	982	(2,949)
Other	882	1,189

Gross deferred tax asset	15,632	8,629
Valuation allowance	(16,571)	(6,122)

Net deferred tax (liability) asset	€(939)	€2,507

The Company’s available net operating loss carryforwards amounted to € 10.7 million on March 31, 2005. Most of them relate to French companies and can be carried forward indefinitely.
The significant components of deferred income tax expense (benefit) for the years ended March 31, 2004 and 2003 are as follows:

(in thousands)	2005	2004

Deferred tax benefit (exclusive of the effects of other components below)	€(7,003)	€(4,476)
Increase (decrease) in beginning-of-the-year balance of the valuation allowance for deferred tax assets	10,449	20

	€3,446	€(4,456)

The Company’s reconciliation of expected to reported income tax charge is as follows:

	Year ended
	March 31,

(in thousands)	2005	2004

Net (loss) income before taxes and minority interest	€(11,573)	€640

Tax charge at the rate in effect for the consolidating company(*)	(3,912)	220
Impact of different foreign tax rates	68	283
Impact of permanent differences	634	242
Change in valuation allowance	10,449	20
Additional local income taxes	1,654	1,015
Income tax credits	(933)	(461)
Other	1,200	787

Effective tax charge	€9,160	€2,106

(*) French rate is 33.8% for FY 2005 and 34.33% for FY 2004
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax loss carryforwards utilizable. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences and tax loss carryforwards, net of the existing valuation allowances at March 31, 2005.
The parent company Skis Rossignol S.A. has been part of a group for tax purposes with the companies Skis Dynastar S.A. and Look Fixations S.A. since April 1, 2002. The companies within the tax group determine their tax liabilities according to common law rules, calculated on the basis of their own income or loss and taking into account losses generated before and since their entry into the tax group. The parent company benefits from the tax savings stemming from the use of any losses generated by other companies within the tax group until they return to profitability. For the fiscal year ended March 31, 2005, the tax saving realized by the Company amounted to €0.9 million.
Note 14— employee benefits
Defined contribution plans
Defined contribution plans are those where the Company pays fixed contributions into a separate entity (a fund), and recognize the contributions to the defined contribution pension plans when an employee has rendered services in exchange for those contributions.
Contributions are recognized as an expense in the income statement.
The Company’s U.S. subsidiaries have a defined contribution 401(k) plan (the plan) that covers substantially all of their employees, subject to certain eligibility requirements. Companies, at their discretion, make an annual contribution of 3% to 8% of an employee’s base earnings, determined by years of service. Plan expenses for the years ended March 31, 2005 and 2004 were €0.7 million.
Leaving compensation and additional pension plan benefits
Retirement indemnities are paid to employees in a lump sum at the date of retirement and are calculated in accordance with local collective labor agreements based on years of service and compensation levels. These liabilities are unfunded and are accounted for as a defined benefit obligation falling under SFAS 87, Employers Accounting for Pensions.
Pursuant to SFAS 87, the Company records a net periodic pension cost in its financial statements, which represents the net amount of pension cost for the period that is charged against income. The components of net periodic pension cost are service cost, interest cost, gain or loss and amortization of unrecognized prior service cost. There are no unrecognized benefit obligations at March 31, 2005 and 2004.

	Year ended
	March 31,

(in thousands)	2005	2004

Breakdown of charge for the period
Service cost	€866	€758
Interest charge	151	91
Realized actuarial (gains)/ losses during the period	129	77

Charge for the period	€1,146	€925
Amounts recognized in the balance sheet
Opening benefit obligation	7,699	7,468
Disbursements	(726)	(694)
Charge for the period	1,146	925

Closing benefit obligation	€8,119	€7,699
Main actuarial assumptions
Discount rate	4.00%	4.50%
Average rate of salary increase	2.50%	2.50%
Turnover rate	2.00%	2.00%
Inflation rate	2.00%	2.00%

The Company also has a pension liability for the Chief Executive Officer of its German subsidiary. The liability amounted to €306,000 and €282,000 at March 31, 2005 and March 31, 2004 and was determined based on an actuarial calculation. A corresponding pension asset is also recorded in the financial statements which amounted to €206,000 and €191,000 at March 31, 2005 and March 31, 2004.
Work medals
In the French subsidiaries, the Company also provides for service awards (called “work medals”) granted to employees who reach certain service milestones (20, 30, 35 and 40 years). Expense is recognized as services are rendered by the employees, over their estimated period of employment. The liability is calculated using actuarial valuation methods and amounts to €0.4 million for the years ended March 31, 2005 and 2004.

Other plans
In 2004, Roger Cleveland Golf Company implemented an incentive plan whereby key executives were granted hypothetical fractional shares of stock in the Company (“Units”) at an established value. The Units vest and become exercisable five years following the grant date. Vested Units may be redeemed for the difference between the Unit value at the grant date and the Unit value at the exercise date, payable in cash. The Unit value of the awards is a function of the book value of the Company, as defined in the agreement. The Units generally expire 10 years from the effective date of the plan. Effective January 1, 2004, 62,500 Units were granted at a value of $30.61 per Unit. At December 31,2004, the calculated Unit value was $39.47 per Unit. The liability related to the Units is being recorded as compensation expense over the vesting period and amounted to approximately $110,000 for fiscal 2004.
Additionally, Roger Cleveland Golf Company has employment obligations under which performance bonuses ranging from 0% to 7% of aggregate after-tax profits could be earned based on the Company’s profitability levels. Additionally, in certain circumstances, the obligations could result in severance benefits aggregating approximately $5,000,000. No amounts have been earned or accrued under these contingent obligations as of December 31, 2004.
Employees of the Company’s French subsidiaries, Skis Rossignol S.A., Skis Dynastar S.A. and Look Fixations S.A., with at least three months of service are covered under the French profit sharing plan (the “French Profit Sharing Plan”), which is mandated by law. Compensation is earned under the French Profit Sharing Plan based on statutory computations. Funds are maintained by the Company and are usually paid to the employees after five years, although earlier disbursement is optional if certain personal events occur or upon the termination of employment. Compensation expense of €0.2 million and €0.3 million was recognized related to the French Profit Sharing Plan for the fiscal years ended March 31, 2005, and 2004, respectively.

Note 15—	segment and geographic information
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Company’s management in deciding how to allocate resources and in assessing performance. The Company operates in five segments: alpine, snowboard, Nordic ski equipment, accessories and clothing and golf equipment, which are all part of the consumer products industry. The Company has historically operated in Europe (primarily France) and the Americas (primarily the United States). No single customer accounts for more than 10% of the Company’s revenues.
The percentages of revenues attributable to each segment are as follows:

	Year ended
	March 31,

	2005	2004

Percentage of Revenues:
Alpine	57%	60%
Snowboard	6	7
Nordic	3	3
Accessories and clothing	8	7
Golf	26	22
Miscellaneous	0	1

	100%	100%

	Year ended
	March 31,

(in thousands)	2005	2004

Operating (loss) income:
Alpine	€1,861	€9,981
Snowboard	(5,963)	(6,857)
Nordic	(1,791)	(1,203)
Accessories and clothing	(701)	(103)
Golf	5,542	4,219
Miscellaneous	(1,134)	(767)

Total	€(2,186)	€5,270

	March 31,

(in thousands)	2005	2004

Identifiable assets:
Alpine	€245,543	€237,555
Snowboard	27,201	26,399
Nordic	10,992	10,459
Accessories and clothing	21,502	20,362
Golf	79,314	75,220

Total	€384,552	€369,995

(in thousands)	2005	2004

Goodwill:
Snowboard	€98	€137
Nordic	20	61
Golf	1,907	2,022

Total	€2,025	€2,220

Information related to the Company’s geographical segments is as follows:

	2005	2004

Percentage of Revenues:
Americas	38%	38%
Europe	39%	40%
Asia/ Pacific	7%	7%
Others	16%	15%

Consolidated	100.0%	100.0%

Note 16—	derivative financial instruments
The Company is exposed to gains and losses resulting from fluctuations in foreign currency exchange rates relating to certain sales and product purchases that are denominated in currencies other than the functional currencies of each individual subsidiary of Rossignol. The Company is also exposed to gains and losses resulting from fluctuations in interest rates related to its variable rate debt. Furthermore, the Company is exposed to gains and losses resulting from the effect that fluctuations in foreign currency exchange rates have on the reported results in the Company’s consolidated financial statements due to the translation of the operating results and financial position of the Company’s international subsidiaries. While the Company does not enter into derivative financial instruments for speculation or trading purposes, it did not meet the documentation requirements of Statement of Financial Accounting Standards No. 133 for hedge accounting, and, accordingly, all changes in fair value have been reorganized in earnings.
As of March 31, 2005, the fair value of the Company’s financial instruments are as follows:

	Notional
	amount		Fair
			value

	March 31,		March 31,

(in thousands):	2006	2007	2005

Forward sale contracts:
USD	€45,400	€–	€300
JPY	1,000	–	1,600
GBP	600	–
CHF	9,300	1,000	100
CAD	1,800
Forward purchase contracts:
USD/ EUR	24,800	21,000	(4,500)
USD/ CAD	1,000		(20)

Total			€(2,520)

Rossignol’s subsidiaries are hedged against interest-rate risks using financial instruments such as interest rate swaps, CAPs and FRAs, which have a negative fair value of €0.4 million at March 31, 2005. These financial instruments mature as follows:

Notional
Fiscal year ending March 31 (in thousands):	amount

2006	38,400
2007	20,100
2008	6,800

Losses of €11.7 million and €13.6 million were recognized during the fiscal years ended March 31, 2005 and March 31, 2004 for changes in the fair value of derivatives.
The Company enters into forward exchange and other derivative contracts with major banks and is exposed to credit losses in the event of nonperformance by these banks. The Company anticipates, however, that these banks will be able to fully satisfy their obligations under the contracts. Accordingly, the Company does not obtain collateral or other security to support the contracts.
Note 17—post balance sheet events
A restructuring plan was announced on March 22, 2005, concerning the manufacturing of skis at the Company’s two French plants at Saint Etienne de Crossey and Sallanches. The reduction in the workforce is being achieved through voluntary early retirement and voluntary termination. Costs associated with this restructuring are estimated at €11.1 million, largely on the basis of actuarial calculations. These costs are not recorded in the financial statements as employees had not accepted the offer as of March 31, 2005.
On April 12, 2005, Quiksilver, Inc., a Delaware corporation, entered into an agreement to purchase a majority holding of Skis Rossignol S.A., in exchange for cash and shares of common stock of Quiksilver, Inc., subject to conditions. Pursuant to the acquisition agreement, Quiksilver, Inc. commenced a cash tender offer to purchase all the outstanding shares of Skis Rossignol S.A. not included in the acquisition agreement.

INDEPENDENT AUDITORS’ REPORT
To the Stockholders of
Rossignol Ski Company, Incorporated
Williston, Vermont
We have audited the accompanying consolidated balance sheets of Rossignol Ski Company, Incorporated and subsidiaries (the “Company”) as of March 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 13, the accompanying 2004 financial statements have been restated.
As discussed in Note 1, the consolidated financial statements include significant transactions between the Company and subsidiaries and certain affiliated companies and may not be indicative of the conditions that would have existed if the Company had operated without such affiliations.
/s/ Deloitte & Touche LLP
May 13, 2005

INDEPENDENT AUDITORS’ REPORT
To the Stockholders of Skis Dynastar, Inc.
Williston, Vermont
We have audited the accompanying balance sheets of Skis Dynastar, Inc. (the “Company”) as of March 31, 2005 and 2004, and the related statements of operations and accumulated deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1, the financial statements include significant transactions between the Company and certain affiliated companies and may not be indicative of the conditions that would have existed if the Company had operated without such affiliations.
/s/ Deloitte & Touche LLP
May 13, 2005